Filed Pursuant to Rule 424(b)(7)

Registration No. 333-180192

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value €0.07 per share	34,500,000	$46.68	$1,610,460,000	$207,427.25

(1)	Includes 4,500,000 shares of common stock subject to the underwriters’ option to purchase additional shares of common stock.
(2)	Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the Common Stock on March 3, 2014, as reported on the New York Stock Exchange.

Prospectus Supplement

(to Prospectus dated March 19, 2012)

30,000,000 Shares

Common Stock

This is an offering of 30,000,000 shares of common stock of Nielsen Holdings N.V. by the selling stockholder named in this prospectus supplement, which is an entity affiliated with certain directors of our company. See “Selling Stockholder.” We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “NLSN.” On March 4, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $46.96 per share.

The underwriters have agreed to purchase the shares of common stock from the selling stockholder at a price of $46.25 per share, which will result in $1,387,500,000 of proceeds to the selling stockholder before expenses. The underwriters propose to offer the common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

The underwriters have the option for a period of 30 days to purchase up to an additional 4,500,000 shares from the selling stockholder at a price of $46.25 per share. See “Selling Stockholder.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, beginning on page 2 of the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (which document is incorporated by reference herein) to read about factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on March 10, 2014.

BofA Merrill Lynch	Credit Suisse

March 5, 2014.

Prospectus Supplement

Prospectus

You should rely only on information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference herein or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell nor seeking offers to buy these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this prospectus supplement is current only as of the date of this prospectus supplement regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operation and prospects may have changed since that date.

Nielsen® and our logo are registered trademarks of ours. This prospectus supplement includes other registered and unregistered trademarks of ours. Other products, services and company names mentioned in this prospectus supplement are the service marks/trademarks of their respective owners.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated March 19, 2012. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing the SEC’s “shelf” registration process. The prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. The accompanying prospectus gives more general information, some of which may not apply to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by Reference.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. We are not making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, references to “Nielsen”, the “Company”, “we”, “us” and “our” refer to Nielsen Holdings N.V., a Dutch public company with limited liability (naamloze vennootschap), and its consolidated subsidiaries. References to the “IPO” refer to our initial public offering on January 26, 2011 of 82,142,858 shares of our common stock, including shares issued to the underwriters of the IPO pursuant to their election to exercise in full their option to purchase additional shares. References to the “selling stockholder” refer to the selling stockholder listed in the table under the caption “Selling Stockholder” in this prospectus supplement. References to our “2013 Annual Report” refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement.

Unless indicated otherwise, the information included in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholder.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. It does not contain all of the information that you should consider before investing in shares of our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the factors described or referred to under the heading “Risk Factors” herein and in our 2013 Annual Report, as well as the financial statements and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

We are a leading global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy (referred to herein as “Buy”) and what consumers watch and listen to (consumer interaction across the television, radio, online and mobile viewing and listening platforms referred to herein as “Watch”) on a global and local basis. Our information, insights and solutions help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. We have a presence in more than 100 countries, including many developing and emerging markets, and hold leading market positions in many of our services and geographies. Based on the strength of the Nielsen brand, our scale and the breadth and depth of our solutions, we believe we are the global leader in measuring and analyzing consumer behavior in the segments in which we operate.

We help our clients enhance their interactions with consumers and make critical business decisions that we believe positively affect our clients’ sales. Our data and analytics solutions, which have been developed through substantial investment over many decades, are deeply embedded into our clients’ workflow as demonstrated by our long-term client relationships, multi-year contracts and high contract renewal rates. The average length of relationship with our top ten clients, which include The Coca-Cola Company, NBC Universal, Nestle S.A., The Procter & Gamble Company, Twenty-First Century Fox and the Unilever Group, is more than 30 years. Typically, before the start of each year, approximately 70% of our annual revenue has been committed under contracts in our combined Buy and Watch segments.

We are a Dutch public company with limited liability (naamloze vennootschap), incorporated under the laws of the Netherlands on May 17, 2006. Our registered office is located at Diemerhof 2, 1112 XL Diemen, the Netherlands and it is registered at the Commercial Register for Amsterdam under file number 34248449. The phone number of Nielsen in the Netherlands is +31 20 398 8777. Our headquarters are located in New York, New York and the phone number is (800) 864-1224. We maintain a website at www.nielsen.com where general information about our business is available. The information contained on, or accessible from, our website is not a part of this document. Our common stock is listed on the NYSE under the symbol “NLSN.”

We were formerly Nielsen Holdings B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkeid), incorporated under the laws of the Netherlands on May 17, 2006. Nielsen Company B.V. and its subsidiaries were purchased on May 24, 2006 by a consortium of private equity firms (AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners), who we collectively refer to in this prospectus supplement as the “Original Sponsors.” Subsequently, Centerview Capital invested in the Company. Centerview Capital and the Original Sponsors are collectively referred to in this prospectus supplement as the “Sponsors.” Investment funds associated with or designated by the Sponsors own shares of Nielsen Holdings B.V. indirectly through their holdings in Valcon Acquisition Holding (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg having its registered office at 59 Rue de Rollingergrund, L-2440 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B115926 (“Luxco”). On January 21, 2011, Nielsen Holdings B.V. was converted into a Dutch public company with limited liability (naamloze vennootschap), and our name was changed to Nielsen Holdings N.V. On January 31, 2011, we completed the initial public offering of shares of our common stock.

The Offering

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Common stock offered by the selling stockholder	30,000,000 shares.

Shares of common stock outstanding as of February 1, 2014	378,866,227 shares.

Use of proceeds	We will not receive any proceeds from this sale of shares by the selling stockholder.

Underwriters’ option	The selling stockholder has granted the underwriters a 30-day option to purchase up to 4,500,000 additional shares at a price of $46.25 per share. See “Selling Stockholder.”

Dividend policy	On January 31, 2013, our board of directors determined that we would endeavor to pay cash dividends on our common stock quarterly commencing in the first calendar quarter of 2013, subject to certain considerations. We declared cash dividends of $0.16 per share on the outstanding shares of our common stock that were paid on March 20, 2013 and June 19, 2013 and declared cash dividends of $0.20 per share on the outstanding shares of our common stock that were paid on September 11, 2013 and December 9, 2013. On February 20, 2014 we declared a cash dividend of $0.20 per share on the outstanding shares of our common stock that will be paid on March 20, 2014 to holders of record of our common stock on March 6, 2014 (the “March 2014 Dividend”). Settlement of shares purchased in this offering will occur following the record date for the March 2014 Dividend. Holders of record as of March 6, 2014 will be entitled to receive the March 2014 Dividend and be responsible for any related tax obligation. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-5 in this prospectus supplement, beginning on page 2 in the accompanying prospectus and in the documents incorporated by reference herein, including our 2013 Annual Report, before investing in our common stock.

New York Stock Exchange symbol	“NLSN”

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus supplement:

•	assumes no exercise of the underwriters’ option to purchase additional shares of common stock from the selling stockholder; and

•

does not reflect (1) 17,096,761 shares of our common stock issuable upon the exercise of outstanding stock options held by our directors, officers and employees at a weighted average exercise price of $25.78 per share as of December 31, 2013, 8,787,104 of which were then exercisable and (2) 13,477,194 shares of our common stock reserved for future grants of equity-based awards under our stock incentive plans.

RISK FACTORS

An investment in our common stock involves risk. Before investing in our common stock, you should carefully consider the risks described below as well as other factors and information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our 2013 Annual Report and our financial statements and related notes, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Any such risks could materially and adversely affect our business, financial condition, results of operations or liquidity. However, the selected risks described below and in our 2013 Annual Report are not the only risks facing us. Our business, financial condition, results of operations or liquidity could also be adversely affected by additional factors that apply to all companies generally, as well as other risks that are not currently known to us or that we currently view to be immaterial. While we attempt to mitigate known risks to the extent we believe to be practicable and reasonable, we can provide no assurance, and we make no representation, that our mitigation efforts will be successful. In such a case, the trading price of the common stock could decline and you may lose all or part of your investment in our company.

Our stock price may change significantly following the offering, and you could lose all or part of your investment as a result.

You may not be able to resell your shares at or above the offering price due to a number of factors such as those listed in “Risk Factors” in our 2013 Annual Report and the following, some of which are beyond our control:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	future sales and anticipated future sales of our common stock; and

•	general domestic and international economic conditions.

Furthermore, the stock market has experienced extreme volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for acquisitions. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue preferred stock or additional securities convertible into our common stock or preferred stock. Any of these events may dilute your ownership interest in our Company and have an adverse effect on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Although we adopted a policy to endeavor to pay cash dividends on our common stock quarterly commencing in the first calendar quarter of 2013, such decision to declare and pay dividends is subject to certain considerations, thus you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

On January 31, 2013, our board of directors determined that we would endeavor to pay cash dividends on our common stock quarterly commencing in the first calendar quarter of 2013, subject to certain considerations. We declared cash dividends of $0.16 per share on the outstanding shares of our common stock that were paid on March 20, 2013 and June 19, 2013 and declared cash dividends of $0.20 per share on the outstanding shares of our common stock that were paid on September 11, 2013 and December 9, 2013. On February 20, 2014 we declared a cash dividend of $0.20 per share on the outstanding shares of our common stock that will be paid on March 20, 2014 to holders of record of our common stock on March 6, 2014. Any decision to declare and pay dividends in the future to the holders of our common stock will be made at the discretion of our board of directors, and the recommendation of the board will depend on, among other things, our results of operations, financial condition, cash requirements, contractual and legal restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our senior secured credit facilities and the indentures governing our notes. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. Any dividend actually declared and paid may also be subject to a Dutch withholding tax, currently at a rate of 15 percent.

The Sponsors will continue to have significant influence over us after this offering, including over decisions that require the approval of stockholders. This interest may conflict with yours and such influence could limit your ability to influence the outcome of key transactions, including a change of control.

Although the Sponsors hold less than a majority of our common stock, they continue to have significant influence over us. The Sponsors will indirectly own through their investment in Luxco approximately 25.13% of our common stock (or approximately 23.95% if the underwriters exercise their option to purchase additional shares in full) after the completion of this offering. In addition, representatives of the Sponsors have been appointed to our board of directors. As a result, the Sponsors have influence on our board and thus our decisions to enter into any corporate transaction. So long as the Sponsors, or other funds controlled by or associated with the Sponsors, continue to indirectly own a significant amount of our outstanding common stock, the Sponsors will continue to be able to strongly influence our decisions. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company and might ultimately affect the market price of our common stock.

The Sponsors are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us.

United States civil liabilities may not be enforceable against us.

We are incorporated under the laws of the Netherlands and substantial portions of our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons residing outside the United States, or to enforce outside the United States judgments obtained against such persons in U.S. courts in any action, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. federal securities laws.

There is no treaty between the United States and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the Netherlands unless the underlying claim is re-litigated before a Dutch court. Under current practice however, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if (i) that judgment resulted from legal proceedings compatible with Dutch notions of due process, (ii) that judgment does not contravene public policy of the Netherlands and (iii) the jurisdiction of the United States federal or state court has been based on internationally accepted principles of private international law.

Based on the foregoing, it may not be possible for U.S. investors to enforce against us any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Dutch courts may refuse to enforce contracts governed by foreign law or which require performance in a foreign jurisdiction if such other laws do not comply with certain mandatory rules under Dutch law. Under the rules of Dutch private international law (and those of the EC Regulation on the Law Applicable to Contractual Obligations (Rome I) of June 17, 2008, or the “Rome I Regulation”), in applying the laws of another jurisdiction, the Dutch courts may (i) give effect to certain mandatory rules under Dutch law irrespective of the law otherwise applicable thereto, (ii) give effect to certain mandatory rules of the law of the country where any of the obligations arising out of an agreement have to be or have been performed, insofar as those rules render the performance of the agreement unlawful and (iii) refuse the application of a term or condition of an agreement or a rule of foreign law applicable thereto under the Rome I Regulation, if that application is manifestly incompatible with Dutch public policy. Furthermore, Dutch courts, when considering the manner of performance and the steps to be taken in the event of defective performance in respect of an agreement, will consider the law of the country in which performance takes place. In addition, there is doubt as to whether a Dutch court would impose civil liability on us in an original action predicated solely upon the U.S. federal securities or other laws brought in a court of competent jurisdiction in the Netherlands against us.

We are a Dutch public company with limited liability, which may grant different rights to our stockholders than the rights granted to stockholders of companies organized in the United States.

The rights of our stockholders may be different from the rights of stockholders governed by the laws of U.S. jurisdictions. We are a Dutch public company with limited liability (naamloze vennootschap). Our corporate affairs are governed by our articles of association and by the laws governing companies incorporated in the Netherlands. The rights of stockholders and the responsibilities of members of our board of directors may be different from the rights and obligations of stockholders in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, our board of directors is required by Dutch law to consider the interests of our Company, its stockholders, its employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a stockholder. See “Description of Capital Stock—Corporate Governance” in the accompanying prospectus.

In addition, the rights of holders of common stock are governed by Dutch law and our articles of association and differ from the rights of stockholders under U.S. law. Although stockholders have the right to approve mergers and consolidations, Dutch law does not grant appraisal rights to the Company’s stockholders who wish to challenge the consideration to be paid upon a merger or consolidation of the Company. Also, generally only a company can bring a civil action against a third party against whom such company alleges wrongdoing, including the directors and officers of such company. A stockholder will have an individual right of action against such a third party only if the tortious act also constitutes a tortious act directly against such stockholder. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests may institute a collective action.

The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement which provides for monetary compensation for damages. The Dutch Enterprise Chamber may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party, within the period set by the Dutch Enterprise Chamber, may also individually institute a civil claim for damages if such injured party is not bound by a collective agreement. See “Description of Capital Stock” in the accompanying prospectus.

The non-executive directors supervise the executive directors and our general affairs and provide general advice to the executive directors. Each director owes a duty to the Company to properly perform the duties assigned to him and to act in the corporate interest of the Company. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as stockholders, creditors, employees, customers and suppliers. Any board resolution regarding a significant change in the identity or character of the Company requires stockholders’ approval.

The provisions of Dutch corporate law and our articles of association have the effect of concentrating control over certain corporate decisions and transactions in the hands of our board. As a result, holders of our shares may have more difficulty in protecting their interests in the face of actions by members of the board of directors than if we were incorporated in the United States.

Our articles of association and Dutch corporate law contain provisions that may discourage a takeover attempt.

Provisions contained in our articles of association and the laws of the Netherlands could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our articles of association impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions.

For example, our shares and rights to subscribe for our shares may only be issued pursuant to (i) a resolution of the general meeting of stockholders at the proposal of the board of directors or (ii) a resolution of the board of directors, if by a resolution of the general meeting the board of directors has been authorized thereto for a specific period not exceeding five years. The board of directors is empowered for a period of five years expiring May 8, 2017 to issue cumulative preferred shares and shares of common stock.

Further, our articles of association empower our board of directors to restrict or exclude pre-emptive rights on shares for a period of five years. Accordingly, an issue of new shares to a third party may make it more difficult for others to obtain control over the general meeting of stockholders.

Dutch insolvency laws to which we are subject may not be as favorable to you as U.S. or other insolvency laws.

As a company incorporated under the laws of the Netherlands with its registered offices in the Netherlands, subject to applicable EU insolvency regulations, any insolvency proceedings in relation to us may be based on Dutch insolvency law. Dutch insolvency proceedings differ significantly from insolvency proceedings in the United States and may make it more difficult for stockholders to recover the amount they may normally expect to recover in a liquidation or bankruptcy proceeding in the United States.

If we, the Sponsors or other significant shareholders sell a large number of shares of our common stock, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to issue equity securities in the future at a time and at a price that we deem appropriate. As of February 1, 2014, we had 378,866,227 shares of common stock outstanding, of which approximately 66.95% were freely tradable on the NYSE. After giving effect to this offering, approximately 74.87% of our shares of common stock outstanding would be freely tradable on the New York Stock Exchange (or approximately 76.05% if the underwriters exercise their option to purchase additional shares in full).

In connection with this offering, we and the selling stockholder have agreed, subject to certain exceptions (some of which are described below), not to sell, dispose of or hedge any of our common stock, during the period ending 45 days after the date of this prospectus supplement, except with the prior written consent of the underwriters. Pursuant to this agreement, we may issue shares of common stock for the benefit of our employees, directors and officers upon the exercise of options granted under benefit plans described in this prospectus supplement. Furthermore, we may issue our common stock in connection with the acquisition of, or joint venture with, another entity so long as the aggregate number of shares issued, considered individually and together with all acquisitions or joint ventures announced during the 45-day restricted period, shall not exceed 10.0% of our common stock issued and outstanding as of the date of such acquisition and/or joint venture agreement. See “Underwriting.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “project” and other words of similar meaning. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to:

•	the timing and scope of technological advances;

•	management of ongoing organizational changes;

•	consolidation in our customers’ industries that may reduce the aggregate demand for our services and put pricing pressure on us;

•	customer procurement strategies that could put additional pricing pressure on us;

•

general economic conditions, including the effects of the current economic environment on advertising spending levels, the costs of, and demand for, consumer packaged goods, media, entertainment and technology products and any interest rate or exchange rate fluctuations;

•	goodwill and other intangible asset impairments;

•	our substantial indebtedness;

•	certain covenants in our debt documents and our ability to comply with such covenants;

•	regulatory review by governmental agencies that oversee information gathering and changes in data protection laws;

•	the ability to maintain the confidentiality of our proprietary information gathering processes and intellectual property;

•	intellectual property infringement claims by third parties;

•

risks to which our international operations are exposed, including local political and economic conditions, the effects of foreign currency fluctuations and the ability to comply with local laws and the ability to comply with applicable anti-bribery and economic sanctions laws;

•	criticism of our audience measurement services;

•	the ability to attract and retain customers, key personnel and sample participants;

•	the effect of disruptions to our information processing systems;

•	the effect of disruptions in the mail, telecommunication infrastructure and/or air services;

•	the impact of tax planning initiatives and resolution of audits of prior tax years;

•	future litigation or government investigations;

•	the possibility that the Sponsors’ (defined herein) interests will conflict with ours or yours;

•	the impact of competition;

•	the financial statement impact of changes in generally accepted accounting principles; and

•	the ability to successfully integrate our Company with acquired entities in accordance with our strategy.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement may not in fact occur or may prove to be materially different from the expectations expressed or implied by these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from this sale of shares by the selling stockholder.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE and is traded under the symbol “NLSN.” There was no established public trading market for our common stock before our IPO on January 26, 2011. At the close of business on February 1, 2014, there were 42 holders of record of our shares of common stock. The last reported price of our common stock on the NYSE on March 4, 2014 was $46.96 per share.

The following table sets forth for the periods indicated the high and low reported sale prices per share for the common stock, as reported on the NYSE:

	High	Low
2010
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	N/A	N/A
Fourth Quarter	N/A	N/A
2011
First Quarter (from January 26, 2011)	$28.15	$24.75
Second Quarter	$33.00	$26.88
Third Quarter	$31.83	$24.67
Fourth Quarter	$31.45	$24.38
2012
First Quarter	$31.10	$26.57
Second Quarter	$30.35	$25.14
Third Quarter	$30.50	$25.02
Fourth Quarter	$32.07	$27.30
2013
First Quarter	$35.84	$30.69
Second Quarter	$37.09	$33.13
Third Quarter	$37.30	$32.40
Fourth Quarter	$46.20	$35.86
2014
First Quarter (through March 4, 2014)	$47.45	$40.88

DIVIDEND POLICY

On January 31, 2013, our board of directors determined that we would endeavor to pay cash dividends on our common stock quarterly commencing in the first calendar quarter of 2013, subject to certain considerations. We declared cash dividends of $0.16 per share on the outstanding shares of our common stock that were paid on March 20, 2013 and June 19, 2013 and declared cash dividends of $0.20 per share on the outstanding shares of our common stock that were paid on September 11, 2013 and December 9, 2013. On February 20, 2014 we declared a cash dividend of $0.20 per share on the outstanding shares of our common stock that will be paid on March 20, 2014 to holders of record of our common stock on March 6, 2014. Settlement of shares purchased in this offering will occur following the record date for the March 2014 Dividend. Holders of record as of March 6, 2014 will be entitled to receive the March 2014 Dividend and be responsible for any related tax obligation. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants in our senior secured credit facilities and in the indentures governing our notes. See “Liquidity and Capital Resources” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our 2013 Annual Report that is incorporated by reference into this prospectus supplement for a description of restrictions on our ability to pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2013. The table should be read in conjunction with, and is qualified in its entirety by reference to, “Prospectus Supplement Summary—Summary Historical Financial and Other Data,” “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included in our 2013 Annual Report incorporated by reference in this prospectus supplement.

December 31, 2013
(In millions except share amounts)
Cash and cash equivalents	$564
Long-term obligations:
Senior secured term loans due 2016 (1)	2,901
Senior secured term loans due 2017	1,115
Revolving credit facility (2)	—
7.75% Senior Notes due 2018 (3)	1,083
4.500% Senior Notes due 2020	800
5.50% Senior Notes due 2021	625
Other long-term debt	5
Capital lease and other financing obligations	111

Total long-term debt and capital lease obligations, including current portion	6,640
Nielsen stockholders’ equity:
Common stock, €0.07 par value, 1,185,800,000 shares authorized, 379,044,531 shares issued and 378,635,464 shares outstanding	32
Cumulative preferred stock, Series PA, €0.07 par value; 57,100,000 shares authorized, none issued and outstanding	—
Cumulative preferred stock, Series PB, €0.07 par value; 57,100,000 shares authorized, none issued and outstanding	—
Additional paid-in capital	6,596
Accumulated deficit	(512)
Accumulated other comprehensive loss, net of income tax	(387)

Total Nielsen stockholders’ equity	5,729

Total capitalization	$12,369

(1)	Comprised of two tranches $2,532 million and €289 million.

(2)	Our revolving credit facility provides for availability of $635 million. As of December 31, 2013, we had no borrowings outstanding under our revolving credit facility, not including $12 million of outstanding letters of credit.

(3)	$1,080 million face amount.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder as of February 1, 2014, the number of shares of common stock being offered by the selling stockholder pursuant to this prospectus supplement and the number of shares of common stock that will be beneficially owned by the selling stockholder immediately after the offering contemplated by this prospectus supplement.

A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if he has the right to acquire beneficial ownership within 60 days of February 1, 2014. Unless otherwise noted, these persons may be contacted at our executive offices and, to our knowledge, have sole voting and investment power over the shares listed. Percentage computations are based on 378,866,227 shares of our common stock outstanding as of February 1, 2014.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Being Offered	Shares of Common Stock Subject to Option	Shares of Common Stock Beneficially Owned After this Offering		Percentage of Common Stock Beneficially Owned Prior to this Offering	Percentage of Common Stock Beneficially Owned After this Offering
				Without Option	With Option		Without Option	With Option
Valcon Acquisition Holding (Luxembourg) S.à r.l. (1)	125,224,724	30,000,000	4,500,000	95,224,724	90,724,724	33.05	25.13	23.95

(1)	Valcon Acquisition Holding (Luxembourg) S.à r.l., a private limited liability company (société a responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 59, rue de Rollingergrund, L-2440 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 115926, having a share capital of EUR 10,126,375 (“Luxco”) directly holds 155,224,724 shares. Luxco is owned by a private investor group, including affiliates of The Blackstone Group, The Carlyle Group, Kohlberg Kravis Roberts & Co., Thomas H. Lee Partners, Hellman & Friedman, AlpInvest Partners and Centerview Capital.

AlpInvest Partners CS Investments 2006 C.V. (“Investments 2006”) beneficially owns 27,805 ordinary shares of Luxco (“Ordinary Shares”) and 3,915,920 Yield Free Convertible Preferred Equity Certificates of Luxco (“YFCPECs”). The YFCPECs are convertible into ordinary shares of Luxco at any time at the option of Luxco or at the option of the holders thereof. The general partner of Investments 2006 is AlpInvest Partners 2006 B.V., whose managing director is AlpInvest Partners B.V. (“AlpInvest BV”). AlpInvest BV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Investments 2006. AlpInvest BV disclaims beneficial ownership of such shares. AlpInvest Partners Later Stage Co-Investments IIA C.V. (“LS IIA CV”) beneficially owns 280 Ordinary Shares and 22,068 YFCPECs. AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (“LS IIA BV”) holds the shares as a custodian for LS IIA CV. The managing director of LS IIA BV is AlpInvest BV. AlpInvest BV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by LS IIA BV. AlpInvest BV disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this paragraph is c/o AlpInvest Partners B.V. Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands. Volkert Doeksen, Paul de Klerk, Daniel A. D’Aniello and Glenn A. Youngkin, in their capacities as managing directors of AlpInvest BV, effectively have the power to exercise voting and investment control over the shares held by Investments 2006 and LS IIA BV when two of them act jointly. Each of Messrs. Doeksen, De Klerk, D’Aniello and Youngkin disclaims beneficial ownership of such shares. Of the 125,224,724 shares of common stock of Nielsen owned by Luxco, 8,412,116 are attributable to AlpInvest Partners. Of these 8,412,116 shares attributable to AlpInvest Partners, 2,080,166 shares will be sold in this offering (or 2,392,191 shares if the underwriters’ option to purchase additional shares is exercised in full).

Blackstone Capital Partners (Cayman) V L.P. (“BCP V”) beneficially owns 38,695 Ordinary Shares and 6,291,165 YFCPECs. Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP V”) beneficially owns 1,220 Ordinary Shares and 197,957 YFCPECs. Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (“BFIP V-SMD”) beneficially owns 2,745 Ordinary Shares and 446,209 YFCPECs. Blackstone Participation Partnership (Cayman) V L.P. (“BPPV”) beneficially owns 250 Ordinary Shares and 40,753 YFCPECs. Blackstone Capital Partners (Cayman) V-A L.P. (“BCP V-A”) beneficially owns 35,830 Ordinary Shares and 5,824,523 YFCPECs. BCP (Cayman) V-S L.P. (“BCP V-S”) beneficially owns 3,070 Ordinary Shares and 498,852 YFCPECs. BCP V Co-Investors (Cayman) L.P. (“BCPVC” and, collectively with BCP V, BFIP V, BFIP V-SMD, BPPV, BCP V-A and BCP V-S, the “Blackstone Funds”) beneficially owns 620 Ordinary Shares and 100,677 YFCPECs. Blackstone Management Associates (Cayman) V L.P. (“BMA”) is the general partner of each of the Blackstone Funds other than BFIP V, BPPV and BFIP V-SMD. Blackstone LR Associates (Cayman) V Ltd. (“BLRA”) and BCP V GP L.L.C. are the general partners of BMA. The general partner of each of BFIPV and BPPV is BCP V GP L.L.C. The general partner of BFIPV-SMD is Blackstone Family GP L.L.C. Blackstone Holdings III L.P. is the sole member of BCP V GP L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Mr. Schwarzman is director and controlling person of BLRA. Each of BMA, BLRA and Mr. Schwarzman may be deemed to beneficially own the Ordinary Shares and YFCPECs beneficially owned by the Blackstone Funds that are directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such Ordinary Shares and YFCPECs. The address of each of the Blackstone Funds, BMA, BLRA and Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154. Of the 125,224,724 shares of common stock of Nielsen owned by Luxco, 28,593,361 are attributable to the Blackstone Funds. Of these 28,593,361 shares attributable to the Blackstone Funds, 6,104,833 shares will be sold in this offering (or 7,020,558 shares if the underwriters’ option to purchase additional shares is exercised in full).

Carlyle Partners IV Cayman, L.P. (“CP IV”) beneficially owns 64,970 Ordinary Shares and 9,108,971 YFCPECs. CP IV Coinvestment Cayman, L.P. (“CPIV Coinvest”) beneficially owns 2,620 Ordinary Shares and 367,883 YFCPECs. The general partner of each of CP IV and CPIV Coinvest is TC Group IV Cayman, L.P., whose general partner is CP IV GP, Ltd., which is wholly owned by TC Group Cayman Investment Holdings Sub L.P. CEP II Participations S.à r.l. SICAR (“CEP II P”) beneficially owns 14,840 Ordinary Shares and 2,080,281 YFCPECs (the Ordinary Shares and YFCPECs beneficially owned by CP IV, CPIV Coinvest and CEP II P are collectively referred to as the “Carlyle Shares”). CEP II P’s sole shareholder is Carlyle Europe Partners II, L.P., whose general partner is CEP II Managing GP, L.P., whose general partner is CEP II Managing GP Holdings, Ltd., whose sole shareholder is TC Group Cayman Investment Holdings Sub L.P. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P. The address of CEP II P is 2 Avenue Charles de Gaulle, Luxembourg L-1653, Luxembourg. The address of Carlyle Group Management L.L.C., The Carlyle Group L.P., Carlyle Holdings II GP L.L.C., Carlyle Holdings II L.P., CEP II Managing GP, L.P. and Carlyle Europe Partners II, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, D.C. 20004-2505. The address of each of the other entities listed is c/o Walker Corporate Services Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9001 Cayman Islands. Of the 125,224,724 shares of common stock of Nielsen owned by Luxco, 24,687,721 are attributable to the Carlyle Funds. Of these 24,687,721 shares attributable to the Carlyle Funds, 6,104,832 shares will be sold in this offering (or 7,020,557 shares if the underwriters’ option to purchase additional shares is exercised in full).

Hellman & Friedman Capital Partners V (Cayman), L.P. owns 34,801 Ordinary Shares and 4,890,170 YFCPECs, Hellman & Friedman Capital Partners V (Cayman Parallel), L.P. owns 4,874 Ordinary Shares and 671,596 YFCPECs, and Hellman & Friedman Capital Associates V (Cayman), L.P. owns 10 Ordinary Shares and 2,783 YFCPECs. Hellman & Friedman Investors V (Cayman), Ltd. is the sole general partner of Hellman & Friedman Investors V (Cayman), L.P. Hellman & Friedman Investors V (Cayman), L.P., in turn, is the sole general partner of each of Hellman & Friedman Capital Partners V (Cayman), L.P., Hellman & Friedman Capital Partners V (Cayman Parallel), L.P. and Hellman & Friedman Capital Associates V (Cayman), L.P. Hellman & Friedman Investors V (Cayman), Ltd. is owned by more than 10 shareholders, none of whom owns more than 9.9% of Hellman & Friedman Investors V (Cayman), Ltd. Hellman & Friedman Investors V (Cayman), Ltd. has a four-member investment committee (the “Investment Committee”) that serves at the discretion of Hellman & Friedman Investors V (Cayman), Ltd.’s Board of Directors and makes recommendations to such Board with respect to matters presented to it. Members of the Investment Committee are Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and David R. Tunnell. Each of the entities identified in this paragraph, the members of the Investment Committee and the shareholders of Hellman & Friedman Investors V (Cayman), Ltd. disclaim beneficial ownership of any shares of common stock of Nielsen. Mr. Healy is a shareholder of Hellman & Friedman Investors V (Cayman), Ltd. and is a member of the Investment Committee. The address of each of the entities identified in this paragraph is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, Georgetown, Grand Cayman KY1-9005, Cayman Islands. Of the 125,224,724 shares of common stock of Nielsen owned by Luxco, 11,886,679 are attributable to the Hellman & Friedman Funds. Of these 11,886,679 shares attributable to the Hellman & Friedman Funds, 2,939,363 shares will be sold in this offering (or 3,380,269 shares if the underwriters’ option to purchase additional shares is exercised in full).

KKR VNU Equity Investors, L.P. beneficially owns 13,655 Ordinary Shares and 1,946,792 YFCPECs and is controlled by its general partner, KKR VNU GP Limited. KKR VNU GP Limited is wholly-owned by KKR VNU (Millennium) Limited (“KKR VNU Limited”). KKR VNU (Millennium) L.P. beneficially owns 69,946 Ordinary Shares and 9,787,363 YFCPECs and is controlled by its general partner, KKR VNU Limited. Voting and investment control over the securities beneficially owned by KKR VNU Limited is exercised by its board of directors consisting of Messrs. Alexander Navab, Simon E. Brown and William J. Janetschek, who may be deemed to share beneficial ownership of any shares beneficially owned by KKR VNU Limited but disclaim such beneficial ownership. KKR Millennium Fund (Overseas), Limited Partnership (“Millennium Fund”) beneficially owns 84 Ordinary Shares, and is controlled by its general partner, KKR Associates Millennium (Overseas), Limited Partnership, which is controlled by its general partner, KKR Millennium Limited. KKR Associates Millennium (Overseas), Limited Partnership also holds a majority of the equity interests of KKR VNU Limited. Each of KKR SP Limited (“KKR SP”) (as the voting partner of KKR Associates Millennium (Overseas), Limited Partnership); KKR Fund Holdings L.P. (“KKR Fund Holdings”) (as the sole shareholder of KKR Millennium Limited); KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Millennium Fund, KKR VNU (Millennium) L.P. and KKR VNU Equity Investors, L.P., KKR SP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management disclaim beneficial ownership of such securities. As the designated members of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Millennium Fund, KKR VNU (Millennium) L.P. and KKR VNU Equity Investors, L.P. but disclaim beneficial ownership of such securities. The principal business address of each of the entities and persons identified in this and the paragraph above except Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York, 10019. The principal business office for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Of the

125,224,724 shares of common stock of Nielsen owned by Luxco, 25,065,842 are attributable to the KKR Funds. Of these 25,065,842 shares attributable to the KKR Funds, 6,198,292 shares will be sold in this offering (or 7,128,036 shares if the underwriters’ option to purchase additional shares is exercised in full).

The Luxco shares shown as owned by Thomas H. Lee Partners are owned of record by (i) Thomas H. Lee (Alternative) Fund VI, L.P. (“Alternative Fund VI”), Thomas H. Lee (Alternative) Parallel Fund VI, L.P. (“Alternative Parallel VI”) and Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. (“Alternative DT VI”); (ii) THL Equity Fund VI Investors (VNU), L.P., THL Equity Fund VI Investors (VNU) II, L.P., THL Equity Fund VI Investors (VNU) III, L.P. and THL Equity Fund VI Investors (VNU) IV, LLC; (iii) Thomas H. Lee (Alternative) Fund V, L.P. (“Alternative Fund V”), Thomas H. Lee (Alternative) Parallel Fund V, L.P. (“Alternative Parallel V”) and Thomas H. Lee (Alternative) Cayman Fund V, L.P. (“Alternative Cayman V”) (the foregoing entities listed in clauses (i) through (iii), the “THL Funds”); (iv) THL Coinvestment Partners, L.P. and Thomas H. Lee Investors Limited Partnership (the “THL Co-Invest Funds”) and (v) Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC and Putnam Investments Employees’ Securities Company III LLC (the “Putnam Funds”). THL Advisors (Alternative) VI, L.P. (“Advisors VI”) is the general partner of each of (a) Alternative Fund VI, which beneficially owns 24,920 Ordinary Shares and 3,494,154 YFCPECs, (b) Alternative Parallel VI, which beneficially owns 16,870 Ordinary Shares and 2,366,059 YFCPECs; and (c) Alternative DT VI, which beneficially owns 2,950 Ordinary Shares and 413,300 YFCPECs. Advisors VI is also the general partner of each of (x) THL Equity Fund VI Investors (VNU), L.P., which beneficially owns 17,275 Ordinary Shares and 2,422,002 YFCPECs, (y) THL Equity Fund VI Investors (VNU) II, L.P. which beneficially owns 180 Ordinary Shares and 25,301 YFCPECs and (z) THL Equity Fund VI Investors (VNU) III, L.P., which beneficially owns 265 Ordinary Shares and 37,198 YFCPECs. Advisors VI is the managing member of THL Equity Fund VI Investors (VNU) IV, LLC, which beneficially owns 930 Ordinary Shares and 130,527 YFCPECs. Thomas H. Lee Advisors (Alternative) VI, Ltd. (“Advisors VI Ltd.”) is the general partner of Advisors VI and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs of Luxco held by each of these entities. The address of each of these entities is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, Georgetown, Grand Cayman, Cayman Islands, other than THL Equity Fund VI Investors (VNU) IV, LLC whose address is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. THL Advisors (Alternative) V, L.P. (“Advisors V”) is the general partner of each of (a) Alternative Fund V, which beneficially owns 15,225 Ordinary Shares and 2,134,534 YFCPECs; (b) Alternative Parallel V, which beneficially owns 3,950 Ordinary Shares and 553,825 YFCPECs and (c) Alternative Cayman V, which beneficially owns 210 Ordinary Shares and 29,411 YFCPECs. Thomas H. Lee Advisors (Alternative) V Limited LDC (“LDC”) is the general partner of Advisors V and may, therefore, be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs held by each of these entities. The address of each of these entities is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, Georgetown, Grand Cayman, Cayman Islands. The Putnam Funds and the THL Co-Invest Funds are co-investment entities of certain of the THL Funds, and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the securities held by the THL Funds are made by a management committee consisting of Anthony J. DiNovi and Scott M. Sperling, and as such Messrs. DiNovi and Sperling may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each of Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities. The address of each of Messrs. DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. THL Coinvestment Partners, L.P. beneficially owns 45 Ordinary Shares and 6,410 YFCPECs. Thomas H. Lee Investors Limited Partnership beneficially owns 295 Ordinary Shares and 41,369 YFCPECs. The address of each of the THL Co-Invest Funds is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. Putnam Investments Holdings, LLC beneficially owns 250 Ordinary Shares and 34,730 YFCPECs; Putnam Investments Employees’ Securities Company I LLC beneficially owns 105 Ordinary Shares and 14,507 YFCPECs; Putnam Investments Employees’ Securities Company II LLC beneficially owns 90 Ordinary

Shares and 12,956 YFCPECs and Putnam Investments Employees’ Securities Company III LLC beneficially owns 125 Ordinary Shares and 17,828 YFCPECs. Each of these entities is contractually obligated to coinvest alongside either Thomas H. Lee (Alternative) Fund VI, L.P. or Thomas H. Lee (Alternative) Fund V, L.P. Therefore, Advisors VI and LDC may be deemed to have shared voting and investment power over the Ordinary Shares and YFCPECs held by these entities. The address for each of the Putnam Funds is c/o Putnam Investments, LLC, One Post Office Square, Boston, MA 02109. Of the 125,224,724 shares of common stock of Nielsen owned by Luxco, 25,065,750 are attributable to Thomas H. Lee Partners. Of these 25,065,750 shares attributable to Thomas H. Lee Partners, 6,198,311 shares will be sold in this offering (or 7,128,058 shares if the underwriters’ option to purchase additional shares is exercised in full).

Centerview Capital, L.P. (“Centerview Capital”) beneficially owns 3,860 Ordinary Shares and 540,496 YFCPECs. Centerview Employees, L.P. (“Centerview Employees”) beneficially owns 185 Ordinary Shares and 26,226 YFCPECs. The general partner of Centerview Capital is Centerview Capital GP, L.P., whose general partner is Centerview Capital GP LLC (“Centerview Capital GP”). The general partner of Centerview Employees is Centerview Capital GP. The sole member of Centerview Capital GP is Centerview Capital Holdings LLC (“Centerview Holdings”). Centerview VNU LLC (“Centerview VNU”) beneficially owns 1,010 Ordinary Shares and 141,682 YFCPECs. The managing member of Centerview VNU is Centerview Holdings. Centerview Holdings, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Centerview Capital, Centerview Employees and Centerview VNU. Centerview Holdings disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this footnote is 31 West 52nd Street, New York, New York 10019. Centerview Holdings has formed an investment committee (the “Centerview Investment Committee”) that has the power to exercise voting and investment control over the shares held by Centerview Capital, Centerview Employees and Centerview VNU. The members of the Centerview Investment Committee are Adam D. Chinn, Blair W. Effron, David M. Hooper, James M. Kilts and Robert A. Pruzan. Each of the members of the Centerview Investment Committee and the members of Centerview Holdings disclaims beneficial ownership of such shares. Centerview Capital beneficially owns options to acquire 506,667 shares of common stock of Nielsen. Centerview Employees beneficially owns options to acquire 24,583 shares of common stock of Nielsen. The general partner of Centerview Capital is Centerview Capital GP, L.P., whose general partner is Centerview Capital GP. The general partner of Centerview Employees is Centerview Capital GP. The sole member of Centerview Capital GP is Centerview Holdings. Centerview Holdings, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the options held by Centerview Capital and Centerview Employees. Centerview Holdings disclaims beneficial ownership of such options. The address of each of the entities and persons identified in this footnote is 31 West 52nd Street, New York, New York 10019. The Centerview Investment Committee has the power to exercise voting and investment control over the options held by Centerview Capital and Centerview Employees. Each of the members of the Centerview Investment Committee and the members of Centerview Holdings disclaims beneficial ownership of such options. Of the 125,224,724 shares of common stock of Nielsen owned by Luxco, 1,513,260 are attributable to Centerview. Of these 1,513,260 shares attributable to Centerview, 374,202 shares will be sold in this offering (or 430,332 shares if the underwriters’ option to purchase additional shares is exercised in full).

TAXATION

Dutch Taxation

The following summary of certain Dutch taxation matters is based on the laws and practice in force as of the date of this prospectus supplement and is subject to any changes in law and the interpretation and application thereof, which changes could be made with retroactive effect. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, hold or dispose of our common stock, and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules.

Among other things, this summary deals with the tax consequences of a holder of our common stock which has or will have a substantial interest or deemed substantial interest in the Company.

Generally speaking, an individual holding our common stock has a substantial interest in the Company if (a) such individual, either alone or together with his partner, directly or indirectly has, or (b) certain relatives of such individual or his partner, directly or indirectly have, (I) the ownership of, a right to acquire the ownership of, or certain rights over, stock representing 5 percent or more of either the total issued and outstanding capital of the Company or the issued and outstanding capital of any class of stock of the Company, or (II) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 percent or more of either the annual profit or the liquidation proceeds of the Company. Also, an individual holding our common stock has a substantial interest in the Company if his partner has, or if certain relatives of the individual or his partner have, a deemed substantial interest in the Company. Generally, an individual holding our common stock, or his partner or relevant relative, has a deemed substantial interest in the Company if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a substantial interest or (b) such person has transferred an enterprise in exchange for stock in the Company, on a non-recognition basis.

Generally speaking, an entity holding our common stock has a substantial interest in the Company if such entity, directly or indirectly has (I) the ownership of, a right to acquire the ownership of, or certain rights over stock representing 5 percent or more of either the total issued and outstanding capital of the Company or the issued and outstanding capital of any class of stock of the Company, or (II) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 percent or more of either the annual profit or the liquidation proceeds of the Company. Generally, an entity holding our common stock has a deemed substantial interest in the Company if such entity has disposed of or is deemed to have disposed of all or part of a substantial interest on a non-recognition basis.

For the purpose of this summary, the term entity means a corporation as well as any other person that is taxable as a corporation for Dutch corporate tax purposes. Where this summary refers to a holder of our common stock, an individual holding our common stock or an entity holding our common stock, such reference is restricted to an individual or entity holding legal title to as well as an economic interest in our common stock or otherwise being regarded as owning our common stock for Dutch tax purposes. It is noted that for purposes of Dutch income, corporate, gift and inheritance tax, assets legally owned by a third party such as a trustee, foundation or similar entity, may be treated as assets owned by the (deemed) settler, grantor or similar originator or the beneficiaries in proportion to their interest in such arrangement.

Where this summary refers to “The Netherlands” or “Dutch”, it refers only to the European part of the Kingdom of the Netherlands.

Investors are advised to consult their professional advisers as to the tax consequences of purchase, ownership and disposition of our common stock.

Withholding Tax

In general, the Company must withhold tax (dividend tax) from dividends distributed on our common stock at the rate of 15 percent.

Dividends include, without limitation:

(i)	Distributions of profits (including paid-in capital not recognized for dividend tax purposes) in cash or in kind, including deemed and constructive dividends;

(ii)	liquidation distributions and, generally, proceeds realized upon a repurchase of our common stock by the Company or upon the transfer of our common stock to a direct or indirect subsidiary of the Company, in excess of the average paid-in capital recognized for dividend tax purposes;

(iii)	the par value of our common stock issued or any increase in the par value of our common stock, except where such increase in the par value of our common stock is funded out of the Company’s paid-in capital recognized for dividend tax purposes; and

(iv)	repayments of paid-in capital recognized for dividend tax purposes up to the amount of the Company’s profits (zuivere winst) unless the Company’s general meeting of stockholders has resolved in advance that the Company shall make such repayments and the par value of our common stock concerned has been reduced by a corresponding amount through an amendment of the Company’s articles of association.

A holder of our common stock which is, is deemed to be, or—in the case of an individual—has elected to be treated as, resident in the Netherlands for the relevant tax purposes, is generally entitled to credit the dividend tax withheld against such holder’s liability to tax on income and capital gains or, in certain cases, to apply for a full refund of the withheld dividend tax.

A holder of our common stock which is not, is not deemed to be, and—in case the holder is an individual—has not elected to be treated as, resident in the Netherlands for the relevant tax purposes, may be eligible for a partial or full exemption or refund of the dividend tax under an income tax convention in effect between the Netherlands and the holder’s country of residence.

In addition, generally a non-resident holder of our common stock that is not an individual may be entitled to an exemption from dividend withholding tax, provided that the following tests are satisfied:

(i)	such holder is, according to the tax law of a member state of the European Union or a state designated by ministerial decree that is a party to the agreement regarding the European Economic Area, resident in such state and is not transparent for tax purposes according to the tax law of such state;

(ii)	any one or more of the following threshold conditions are satisfied:

(a)	at the time the dividend is distributed by us, such holder has shares representing at least five percent of our nominal paid up capital;

(b)	such holder has held shares representing at least five percent of our nominal paid up capital for a continuous period of more than one year at any time during the four years preceding the time the dividend is distributed by us;

(c)	such holder is connected with us within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969); or

(d)	an entity connected with such holder within the meaning of article 10a, paragraph 4, of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) holds at the time the dividend is distributed by us, shares representing at least five percent of our nominal paid up capital;

(iii)	such holder is not considered to be resident outside the member states of the European Union or the states designated by ministerial decree that are a party to the agreement regarding the European Economic Area, under the terms of a double taxation treaty concluded with a third state; and

(iv)	such holder does not perform a similar function as an investment institution (beleggingsinstelling) as meant by article 6a or article 28 of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

Dividend distributions to a U.S. holder of our common stock (with an interest of less than 10 percent of the voting rights in our common stock) are subject to 15 percent dividend withholding tax, which is equal to the rate such U.S. holder may be entitled to under the current income tax treaty between the Netherlands and the United States (the “Treaty”). As such, there is no need to claim a refund of the excess of the amount withheld over the Treaty rate.

On the basis of article 35 of the Treaty, qualifying U.S. pension trusts are under certain conditions entitled to a full exemption from or refund of Netherlands dividend withholding tax.

Under the terms of domestic anti-dividend stripping rules, a recipient of dividends distributed on our common stock will not be entitled to an exemption from, reduction, refund, or credit of dividend tax if the recipient is not the beneficial owner of such dividends as meant in those rules.

Taxes on Income and Capital Gains

Resident Entities

An entity holding our common stock which is, or is deemed to be, resident in the Netherlands for corporate tax purposes and which is not tax exempt, will generally be subject to corporate tax in respect of income or a capital gain derived from our common stock at rates up to 25 percent, unless the holder has the benefit of the participation exemption (deelnemingsvrijstelling) with respect to such common stock. Generally speaking, a holder of our common stock will have the benefit of the participation exemption (deelnemingsvrijstelling) if the holder owns at least 5 percent of the nominal paid-up share capital of the Company.

Resident Individuals

An individual holding our common stock who is, is deemed to be, or has elected to be treated as, resident in the Netherlands for income tax purposes will be subject to income tax in respect of income or a capital gain derived from our common stock at rates up to 52 percent if:

(i)	the income or capital gain is attributable to an enterprise from which the holder derives profits (other than as a stockholder); or

(ii)	the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

If neither condition (i) nor (ii) applies, an individual holding our common stock will be subject to income tax in respect of income or a capital gain derived from our common stock at rates up to of 25 percent if such individual has a substantial interest or deemed substantial interest in the Company.

If neither condition (i) nor (ii) applies and, furthermore, an individual holding our common stock does not have a substantial interest or deemed substantial interest in the Company, such individual will be subject to income tax on the basis of a deemed return, regardless of any actual income or capital gain derived from our common stock. The deemed return amounts to 4 percent of the value of the individual’s net assets as per the beginning of the relevant fiscal year (including our common stock). Subject to application of personal allowances, the deemed return shall be taxed at a rate of 30 percent.

Non-Residents

A holder of our common stock which is not, is not deemed to be, and—in case the holder is an individual—has not elected to be treated as, resident in the Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from our common stock unless:

(i)	the income or capital gain is attributable to an enterprise or part thereof which is either effectively managed in the Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in the Netherlands;

(ii)	the holder is an entity that has a substantial interest or a deemed substantial interest in the Company and such interest does not form part of the assets of an enterprise, and such interest is held by the entity with the main objective, or one of the main objectives, to avoid Dutch dividend withholding tax or Dutch individual income tax at the level of another person or entity;

(iii)	the holder is an individual who has a substantial interest or a deemed substantial interest in the Company and such interest does not form part of the assets of an enterprise; or

(iv)	the holder is an individual and the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in the Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Gift and Inheritance Taxes

Dutch gift or inheritance taxes will not be levied on the occasion of the transfer of our common stock by way of gift by, or on the death of, a holder, unless:

(i)	the holder is, or is deemed to be, resident in the Netherlands for the purpose of the relevant provisions; or

(ii)	the transfer is construed as an inheritance or gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in the Netherlands for the purpose of the relevant provisions.

Value Added Tax

The issuance or transfer of our common stock, and payments made under our common stock, will not be subject to value added tax in the Netherlands.

Other Taxes

The subscription, issue, placement, allotment, delivery or transfer of our common stock will not be subject to registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty in the Netherlands.

Residence

A holder of our common stock will not be, or deemed to be, resident in the Netherlands for Dutch tax purposes and, subject to the exceptions set out above, will not otherwise be subject to Dutch taxation, by reason only of acquiring, holding or disposing of our common stock or the execution of, performance, delivery and/or enforcement of our common stock.

Certain U.S. Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences of the ownership and disposition of our common stock as of the date hereof. The discussion set forth below is applicable to U.S. Holders (as defined below) (i) who are residents of the United States for purposes of the Treaty, (ii) whose common stock is not, for purposes of the Treaty, effectively connected with a permanent establishment in the Netherlands and (iii) who otherwise qualify for the full benefits of the Treaty. Except where noted, this summary deals only with common stock held as a capital asset. As used herein, the term “U.S. Holder” means a holder of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our common stock as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our voting stock;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a person whose “functional currency” is not the U.S. dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws.

If you are considering the purchase, ownership or disposition of our common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of Dividends

The gross amount of distributions on our common stock (including amounts withheld to reflect Dutch withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Treaty meets these requirements, but we may not be eligible for the benefits of the Treaty at the time a distribution is made. However, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our common stock, which is listed on the NYSE, is readily tradable on an established securities market in the United States as a result of such listing. There can be no assurance that our common stock will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules to your particular circumstances.

The amount of any dividend paid in euros will equal the U.S. dollar value of the euros received calculated by reference to the exchange rate in effect on the date the dividend is received by you, regardless of whether the euros are converted into U.S. dollars. If the euros received as a dividend are converted into U.S. dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the euros received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the euros equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the euros will be treated as U.S. source ordinary income or loss.

Subject to certain conditions and limitations, Dutch withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on our common stock will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if you:

•	have held our common stock for less than a specified minimum period during which you are not protected from risk of loss, or

•	are obligated to make payments related to the dividends,

you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on our common stock. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the common stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or other disposition. However, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Distributions of our common stock or rights to subscribe for our common stock that are received as part of a pro rata distribution to all of our stockholders generally will not be subject to U.S. federal income tax. Consequently, such distributions generally will not give rise to foreign source income, and you generally will not be able to use the foreign tax credit arising from Dutch withholding tax, if any, imposed on such distributions, unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources.

Passive Foreign Investment Company

We do not believe that we are, for U.S. federal income tax purposes, a passive foreign investment company (a “PFIC”), and we expect to operate in such a manner so as not to become a PFIC. If, however, we are or become a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to our common stock and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding our common stock if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or other disposition of common stock in an amount equal to the difference between the amount realized for the common stock and your tax basis in the common stock. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our common stock and the proceeds from the sale, exchange or redemption of our common stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

We and the selling stockholder have entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC (the “underwriters”) with respect to the common stock to be sold in this offering. The underwriters have agreed to purchase and the selling stockholder has agreed to sell 30,000,000 shares of common stock at a price of $46.25 per share, which will result in $1,387,500,000 of proceeds to the selling stockholder, before expenses. Each underwriter has severally agreed to purchase, and the selling stockholder has agreed to sell to each underwriter, 15,000,000 shares.

The underwriting agreement provides that if the underwriters take any of the shares, then they must take all of the shares. The non-defaulting underwriter is not obligated to take any shares allocated to the defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters have the option to buy up to an additional 4,500,000 shares of common stock from the selling stockholder at a price of $46.25 per share, which would result in $208,125,000 of proceeds to the selling stockholder, before expenses. The underwriters may exercise this option during the 30-day period from the date of this prospectus. If any additional shares of common stock are purchased under this option, the underwriters will purchase the additional shares in approximately the same proportion as the initial shares and the underwriters will offer the additional shares on the same terms as those on which the initial shares are being offered.

The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the shares subject to the underwriters’ option to purchase additional shares and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the option to purchase additional shares or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may engage in transactions, including stabilizing bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

The underwriters may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisor.

We estimate that the total expenses for this offering are $700,000, payable by us.

In connection with this offering, we and the selling stockholder have agreed, subject to certain exceptions (some of which are described below), not to sell, dispose of or hedge any of our common stock, during the period ending 45 days after the date of this prospectus supplement, except with the prior written consent of the underwriters. Pursuant to this agreement, we may issue shares of common stock for the benefit of our employees, directors and officers upon the exercise of options granted under benefit plans described in this prospectus supplement. Furthermore, we may issue our common stock in connection with the acquisition of, or joint venture with, another entity so long as the aggregate number of shares issued, considered individually and together with all acquisitions or joint ventures announced during the 45-day restricted period, shall not exceed 10.0% of our common stock issued and outstanding as of the date of such acquisition and/or joint venture agreement.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our common stock they offer and that no sales to discretionary accounts may be made without prior written approval of the customer.

Our common stock is listed on the NYSE under the symbol “NLSN.” The underwriters intend to sell shares of our common stock so as to meet the distribution requirements of this listing.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us or our affiliates. Affiliates of the underwriters are lenders under our senior secured credit facilities. From time to time in the ordinary course of their respective businesses, the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services for us and our affiliates.

European Economic Area

To relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) they have not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Company for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriters have represented and agreed that:

(a)(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the FSMA by the Company;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-l°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à 1’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monetairé et financier.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares offered in this prospectus have not been registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus (the “Shares”) do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Company from time to time.

This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Norway

This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly, be distributed to Norwegian potential investors.

Denmark

This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock pursuant to this prospectus will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding €2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between €100,000 and €2,500,000, as applicable.

Sweden

Neither this prospectus nor the common stock offered hereunder has been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares of common stock offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of this prospectus may not in any way forward this prospectus to the public in Sweden.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this Prospectus (the “Shares”) may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Stamp Taxes

Purchasers of the common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and Clifford Chance LLP, Droogbak, Amsterdam. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York and Loyens & Loeff N.V., Amsterdam.

EXPERTS

The consolidated financial statements of Nielsen Holdings N.V. as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013 appearing in Nielsen Holdings N.V.’s Annual Report on Form 10-K filed on February 21, 2014 (including schedules appearing therein), and the effectiveness of Nielsen Holdings N.V.’s internal control over financial reporting as of December 31, 2013 appearing in Nielsen Holdings N.V.’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Nielsen Holdings N.V. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Arbitron Inc. incorporated in this prospectus supplement by reference to our Current Report on Form 8-K/A filed on December 2, 2013 have been so incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and information that we file in the future with the SEC will automatically update and supersede, as appropriate, this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement from their respective filing dates so long as the registration statement of which this prospectus supplement and accompanying prospectus is a part remains effective:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on December 2, 2013, December 20, 2013 and February 24, 2014;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2013; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 20, 2011, including any subsequent amendment or any report filed for the purpose of updating such description.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You may request a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:

Nielsen Holdings N.V.

Attn: Chief Legal Officer

40 Danbury Road

Wilton, CT 06897

(203) 563-3200

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement and accompanying prospectus. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, as well as our common stock, we refer you to the registration statement and to its exhibits and schedules.

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

We also make available, free of charge, through the investor relations portion of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A (and any amendments to those forms) as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website address is www.nielsen.com. Please note that our website address is provided in this prospectus supplement as an inactive textual reference only. The information found on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Common Stock

We may offer and sell our common stock from time to time. We will determine when we sell our common stock, which may be sold on a continuous or delayed basis directly, to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and we and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of our common stock. If any agents, dealers or underwriters are involved in the sale of any of our common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. Our net proceeds from the sale of our common stock also will be set forth in the applicable prospectus supplement. We also may provide investors with a free writing prospectus that includes this information. In addition, certain selling stockholders may offer and sell our common stock from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

Each time that we or any selling common stockholders sell common stock using this prospectus, we or any selling stockholders will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement or free writing prospectus will contain more specific information about the offering and the common stock being offered, including the names of any selling stockholders, if applicable, the prices and our net proceeds from the sales of such common stock. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NLSN.”

Investing in our common stock involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and/or certain selling stockholders, if applicable, may, from time to time, offer and/or sell our common stock in one or more offerings or resales. This prospectus provides you with a general description of the common stock that we and/or certain selling stockholders may offer. Each time we sell common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation by Reference” before making an investment in our common stock. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information in, or incorporated by reference in, this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to give you different information, and if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. We and any selling stockholders are not making an offer to sell common stock in any jurisdiction where the offer or sale of such common stock is not permitted.

In this prospectus, unless otherwise indicated, “Company,” “Nielsen,” “we,” “our” or “us,” as used herein, refer to Nielsen Holdings N.V., unless otherwise stated or indicated by context.

RISK FACTORS

Investing in our common stock involves risks. Before you make a decision to buy our common stock, in addition to the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements,” you should carefully read and consider the risks and uncertainties and the risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of our common stock pursuant to this prospectus. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our common stock could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including any prospectus supplement and the information incorporated or deemed to be incorporated by reference in this prospectus) and any free writing prospectus that we may provide to you in connection with an offering of our common stock described in this prospectus may contain “forward-looking statements” for purposes of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “project” and other words of similar meaning. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control and could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to:

•	the timing and scope of technological advances;

•	consolidation in our customers’ industries that may reduce the aggregate demand for our services;

•	customer procurement strategies that could put additional pricing pressure on us;

•

general economic conditions, including the effects of the current economic environment on advertising spending levels, the costs of, and demand for, consumer packaged goods, media, entertainment and technology products and any interest rate or exchange rate fluctuations;

•	our substantial indebtedness;

•	certain covenants in our debt documents and our ability to comply with such covenants;

•	regulatory review by governmental agencies that oversee information gathering and changes in data protection laws;

•	the ability to maintain the confidentiality of our proprietary information gathering processes and intellectual property;

•	intellectual property infringement claims by third parties;

•	risks to which our international operations are exposed, including local political and economic conditions, the effects of foreign currency fluctuations and the ability to comply with local laws;

•	criticism of our audience measurement services;

•	the ability to attract and retain customers and key personnel;

•	the effect of disruptions to our information processing systems;

•	the effect of disruptions in the mail, telecommunication infrastructure and/or air services;

•	the impact of tax planning initiatives and resolution of audits of prior tax years;

•	future litigation or government investigations;

•	the possibility that the interests of the Sponsors (as defined below) will conflict with ours or yours;

•	the impact of competitive products;

•	the financial statement impact of changes in generally accepted accounting principles; and

•	the ability to successfully integrate our Company in accordance with our strategy and success of our joint ventures.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended

December 31, 2011, which is incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents that we have filed or subsequently file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus as described below under “Incorporation by Reference” and in any prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Please keep this cautionary note in mind as you read this prospectus, the documents incorporated and deemed to be incorporated by reference herein and any prospectus supplement and free writing prospectus that we may provide to you in connection with this offering.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur or may prove to be materially different from the expectations expressed or implied by these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

NIELSEN HOLDINGS N.V.

We are a global information and measurement company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy and what consumers watch on a global and local basis (consumer interaction with television, online and mobile). Our information, insights and solutions help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. We have a presence in approximately 100 countries, including many developing and emerging markets, and hold leading market positions in many of our services and geographies.

We were formerly Nielsen Holdings B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkeid), incorporated under the laws of the Netherlands on May 17, 2006. Nielsen Company B.V. and its subsidiaries were purchased on May 24, 2006 by a consortium of private equity firms (AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners), who we collectively refer to in this prospectus as the “Original Sponsors.” Subsequently, Centerview Capital invested in the Company. Centerview Capital and the Original Sponsors are collectively referred to in this prospectus as the “Sponsors.” Investment funds associated with or designated by the Sponsors own shares of Nielsen Holdings B.V. indirectly through their holdings in Valcon Acquisition Holding (Luxembourg) S.à r.l., a private limited company incorporated under the laws of Luxembourg (“Luxco”). On January 21, 2011, Nielsen Holdings B.V. was converted into a Dutch public company with limited liability (naamloze vennootschap), and our name was changed to Nielsen Holdings N.V. On January 31, 2011, we completed an initial public offering of shares of our common stock. Our common stock is listed on the NYSE under the symbol “NLSN.”

Our registered office is located at Diemerhof 2, 1112 XL Diemen, the Netherlands and it is registered at the Commercial Register for Amsterdam under file number 34248449. The phone number of Nielsen in the Netherlands is +31 20 398 8777. Our headquarters are located in New York, New York, and the phone number is +1 (646) 654-5000. We maintain a website at www.nielsen.com where general information about our business is available. The information contained on, or accessible from, our website is not a part of this prospectus.

USE OF PROCEEDS

In the case of a sale of common stock by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of common stock by any selling stockholders, we will not receive any of the proceeds from such sale.

DESCRIPTION OF CAPITAL STOCK

Unless stated otherwise, the following is a description of the material terms of our articles of association and board regulations. We refer to our ordinary shares as common stock and our cumulative preferred shares as cumulative preferred stock and together as the “shares,” unless otherwise stated or indicated by context.

Share Capital

Authorized Share Capital

Our articles of association authorize three classes of shares in our capital stock consisting of our common stock and two separate series of cumulative preferred stock. Our authorized share capital is as follows:

Series	Nominal value per share	Number of shares authorized
Common stock	€0.07	1,185,800,000
Cumulative preferred stock, Series PA	€0.07	57,100,000
Cumulative preferred stock, Series PB	€0.07	57,100,000

Our cumulative preferred stock can be issued in any number of series as determined by our board pursuant to the irrevocable delegation of the board as being the body that has the exclusive power to issue shares for a period of five years as resolved by the general meeting of Shareholders on May 24, 2011, each one of which constitutes a separate class.

All of our authorized shares, when issued and outstanding, are existing under Dutch law.

Issued Share Capital

As of March 1, 2012, we had 360,498,025 shares of common stock issued and outstanding and 459,754 shares of common stock issued but held in treasury by the Company or its subsidiaries. All of our issued shares of common stock are fully paid up. Each share confers the right to cast one vote, except for shares which are legally or economically through depositary receipts held by the Company or a subsidiary, or which are pledged to the Company or a subsidiary or for which we or our subsidiary has a right of usufruct.

No shares of cumulative preferred stock have been issued as of the date of this prospectus.

Issue of Shares

Our board of directors has the exclusive power to resolve to issue shares within the scope of the authorized share capital and to determine the price and further terms and conditions of such share issue, if and in so far as the board of directors has been designated by the general meeting of stockholders as the exclusive authorized corporate body for this purpose. A designation as referred to above is only valid for a specific period of no more than five years and may from time to time be extended with a period of no more than five years. Our board of directors was designated for a period of five years expiring May 24, 2016 as being irrevocably and exclusively competent to issue shares and grant rights to subscribe for shares in the amount of our authorized share capital. This delegation will be included with the agenda for each annual general meeting for at least so long as we remain controlled by the Sponsors.

Pre-emptive Rights

Under our articles of association, existing holders of our shares of common stock have pre-emptive rights in respect of future issuances of shares of common stock in proportion to the number of shares of common stock held by them, unless limited or excluded as described below. Holders of the cumulative preferred shares do not have pre-emptive rights in respect of any future issuances of share capital. Pre-emptive rights do not apply with respect to shares of common stock issued for non-cash consideration or with respect to shares of common stock issued to our employees or to employees of one of our group companies or shares issued pursuant to the exercise of share options or similar rights to subscribe for shares which were previously granted. Under our articles of association, our board of directors has the irrevocable power to limit or exclude any pre-emptive rights to which stockholders may be entitled, provided that it has been authorized by the general meeting of stockholders to do so. The authority of the board of directors to limit or exclude pre-emptive rights can only be exercised if at that time the authority of the board to issue shares is in full force and effect as described above. The authority to limit or exclude pre-emptive rights may be extended in the same manner as the authority to issue shares. If there is no designation of the board of directors to limit or exclude pre-emptive rights in force, the stockholders are able to limit or exclude such pre-emptive rights at a general meeting of stockholders.

As a matter of Dutch law, resolutions of the general meeting of stockholders (i) to limit or exclude pre-emptive rights or (ii) to designate the board of directors as the corporate body that has authority to limit or exclude pre-emptive rights, require an ordinary majority of those present or validly represented at the relevant meeting except that at least a two-thirds majority of the votes cast in an meeting of stockholders is required if less than 50% of the issued share capital is present or represented at the relevant meeting.

The rules relating to issuances of shares and pre-emptive rights as described above apply equally to the granting of rights to subscribe for shares, such as options and warrants, but not the issue of shares upon exercise of such rights.

As described under “—Issue of Shares” above, the authority to limit or exclude pre-emptive rights in connection with the issuance of shares of common stock or rights to subscribe for shares was irrevocably delegated to the board of directors for a period of five years expiring May 24, 2016, which is expected to be renewed each year at the annual general meeting at least for so long as we remain controlled by the Sponsors.

Form of Shares

Our shares are issued either in bearer form or in registered form at the discretion of the board of directors. Our articles of association provide that share certificates for registered shares are issued upon request and in such denominations as our board of directors may determine. Bearer share certificates are either available in denominations of one share, five shares, ten shares, one hundred shares and denomination of such higher number of shares as the board of directors may determine or in the form of one global certificate, as the board of directors may determine. A register of stockholders with respect to registered shares is maintained by us or by third parties upon our instruction.

Repurchase by the Company of its Shares

As a matter of Dutch law, a public company with limited liability (naamloze vennootschap) may acquire its own shares, subject to certain provisions of Dutch law and the articles of association, if (A) the acquisition is made for no consideration or (B)(i) the company’s stockholders’ equity less the payment required to make the acquisition does not fall below the sum of paid and called up part of its capital and any reserves required to be maintained by Dutch law or the articles of association and (ii) in the case of listed companies, after the acquisition of shares, the company and its subsidiaries would not hold, or hold as pledgees, shares having an aggregate par value that exceeds 50% of the company’s issued share capital. We may only acquire our own shares if the general meeting of stockholders so resolves or resolves to grant the board of directors the authority to effect such acquisition, which authority can be delegated to the board of directors for a maximum period of 18 months. Our stockholders authorized the board of directors until November 24, 2012 to acquire our own shares up to the maximum number allowed under Dutch law. Such authorization will be renewed for 18 months at each annual general meeting at least so long as we remain controlled by the Sponsors.

If we repurchase any of our shares, no votes may be cast at a general meeting of stockholders on the treasury shares held by us or our subsidiaries. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary hold a right of usufruct or a right of pledge.

As of March 1, 2012, we owned 459,754 shares of our common stock.

Capital Reduction

Subject to Dutch law and our articles of association, our stockholders may resolve to reduce the outstanding share capital at a general meeting of stockholders by cancelling shares or by reducing the nominal value of the shares. In either case, this reduction would be subject to applicable statutory provisions. In order to be approved, a resolution to reduce the capital requires approval of a majority of the votes cast at a meeting of stockholders if at least half the issued capital is represented at the meeting or at least a two-thirds majority of the votes cast in a meeting of stockholders, if less than 50% of the issued share capital is present or represented. A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose shares are subject by the reduction. A resolution to reduce capital requires notice to the creditors of the company who have the right to object to the reduction in capital under specified circumstances.

Dividends and Other Distributions

We do not anticipate paying any cash dividends for the foreseeable future, and instead intend to retain future earnings, if any, for use in the operation and expansion of our business and in the repayment of our debt. However, in 2010, we declared a special dividend of approximately €6 million ($7 million) in the aggregate, or €0.02 per share, to our then existing stockholders, a portion of which is in the form of a non-cash settlement of loans that we have previously extended to Luxco, and the remainder of which utilizes existing cash from operations.

Our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. Whether or not dividends will be paid in the future will depend on, among other things, our results of operations, financial condition, level of indebtedness, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. Profits will be available to be distributed as dividends only if and to the extent our board of directors decides not to allocate profits to our reserves. Subject to certain exceptions, dividends may only be paid out of profits as shown in our annual financial statements as adopted by the general meeting of stockholders. Distributions may not be made if the distribution would reduce stockholders’ equity below the sum of the paid-up and called up capital and any reserves required by Dutch law or our articles of association.

Out of profits, dividends must first be paid on outstanding cumulative preferred stock in a sum equal to a percentage per annum (compounding annually at such rate) of the amount paid upon such shares.

The dividends payable on the cumulative preferred stock, Series PA, will be based on a percentage of the amount paid-up on those shares, which percentage per annum will be equal to the average of the EURIBOR interest charged for cash loans with a term of 12 months as set by the European Central Bank during the financial year for which this distribution is made, increased by a maximum margin of five hundred (500) basis points to be fixed upon the issuance of such shares by the board of directors. The maximum margin may vary for each individual series of cumulative preferred stock, Series PA.

The dividends payable on the cumulative preferred stock, Series PB, will be at a fixed rate with a minimum of 4% per annum increased by a maximum margin of up to 500 basis points to be fixed upon the issuance of such shares by our board of directors.

Our Series PA and Series PB cumulative preferred stock will rank pari passu with regard to the aforementioned dividends.

If and to the extent that profits are not sufficient to pay such dividends on our issued cumulative preferred stock in full, the shortfall may be paid out of the reserves (the “distributable reserves”), with the exception of any reserves that were formed as share premium reserves upon the issuance of such shares of cumulative preferred stock. If profits and the distributable reserves, in the aggregate, are insufficient to make the required distributions on the cumulative preferred stock, no distributions may be made to the holders of our cumulative preferred stock or the common stock until all such unpaid distributions have been made to the holders of our cumulative preferred stock.

The profits remaining after payment of any dividends on cumulative preferred stock will be kept in reserve or distributed as determined by the board of directors. Insofar as the profits have not been distributed or allocated to reserves as specified above, they are at the free disposal of the general meeting of stockholders provided that no further dividends will be distributed on the cumulative preferred stock.

The general meeting of stockholders may resolve, on the proposal of the board of directors, to distribute dividends or reserves, wholly or partially, in the form of our shares of common stock.

The board may resolve on the distribution of an interim dividend provided the amount of such interim distribution does not exceed an amount equal to the amount of equity exceeding the issued share capital plus the mandatory reserves.

Distributions, as described above, will be payable 30 days from the date of declaration.

Distributions that have not been collected within five years after they have become due and payable will revert to the company.

Corporate Governance

The Dutch Corporate Governance Code

We are subject to the Dutch corporate governance code, which is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their annual reports filed in the Netherlands whether or not they comply with the various rules of the Dutch corporate governance code that are addressed to the board of directors and, if they do not apply those provisions, to give the reasons therefor. The code contains principles and best practice provisions for the board of directors (executives and non-executives), stockholders and general meeting of stockholders, financial reporting, auditors, disclosure, compliance and enforcement standards.

We intend to make efforts to comply with the Dutch corporate governance code, but inasmuch as we have our stock listed on the NYSE, we intend to comply with the rules and regulations of the SEC and the NYSE, which may conflict with the Dutch corporate governance code.

The Dutch corporate governance code provides that if the general meeting of stockholders explicitly approves a company’s corporate governance structure and policy and endorses the explanation for any deviation from the principles and best practice provisions, such company will be deemed to have complied with the Dutch corporate governance code.

The following discussion summarizes the differences between our corporate governance structure and the principles and best practice provisions of the Dutch corporate governance code:

•

Best practice provision III.8.4 of the code states that the majority of the members of the board shall be independent. With respect to our board of directors, three non-executive directors are independent. It is our view that given the nature of our business and the practice in our industry and considering our stockholder structure, it is justified that only three non-executive directors are independent. In addition, we use the definition of “independent director” under the NYSE listing rules rather than the definition under the Dutch corporate governance code.

•

Pursuant to best practice provision IV.1.1, a general meeting of stockholders is empowered to cancel binding nominations of candidates for the board, and to dismiss members of the board by a simple majority of votes of those in attendance, although the company may require a quorum of at least one third of the voting rights outstanding. If such quorum is not represented, but a majority of those in attendance vote in favor of the proposal, a second meeting may be convened and its vote will be binding, even without a one-third quorum. Our articles of association provide that the general meeting of stockholders may at all times overrule a binding nomination by a resolution adopted by at least two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital. Although a deviation from provision IV.1.1 of the Dutch corporate governance code, we hold the view that these provisions enhance the continuity of our management and policies.

•

Best practice provision II.2.4 of the Dutch Corporate Governance Code provides that option grants to executive directors shall not be exercised in the first three years after the date of grant. David Calhoun is the only executive director on the Nielsen board of directors. Options have been granted to Mr. Calhoun on three separate occasions, in 2006, 2010 and 2011. The options granted in 2006 vest 5% on the option grant date and 19% on each of the five anniversaries of December 31, 2006 and in certain cases only upon the achievement of certain performance targets. The grant in 2010 vests annually in three equal installments beginning December 31, 2010. The grant in 2011 vests annually in four equal installments beginning May 11, 2012. These vesting schedules are not in accordance with the best practice provisions of the Dutch Corporate Governance Code. However, it has been determined by the compensation committee that such grants align Mr. Calhoun’s interests with that of the Company’s stockholders and reflect a vesting schedule that is appropriate for Mr. Calhoun’s position in light of the competitive market for his services.

•

Best practice provision II.2.8 of the Dutch Corporate Governance Code provides that remuneration for an executive director in the event of his dismissal may not exceed one year’s salary. If the maximum of one year’s salary would be manifestly unreasonable for an executive board member who is dismissed during his first term of office, such board member shall be eligible for severance pay not exceeding twice the annual salary. As described under “Executive Compensation—Potential Payments upon Termination or Change in Control” in our proxy statement filed with the SEC on May 28, 2011, Mr. Calhoun’s severance pay exceeds those prescribed by the Dutch Corporate Governance Code. The Compensation Committee has determined that, notwithstanding the best practice provisions of the Dutch Corporate Governance Code, Mr. Calhoun’s severance is appropriate in light of his position with the Company and the competitive market for his services.

•

Best practice provisions III.7.1 and III.7.2 of the Dutch Corporate Governance provide that non-executive board members may not be granted any shares and/or rights to shares by way of remuneration and that any shares held by a non-executive board member in the Company must be long-term investments. Certain of our directors have received annual grants of stock options consistent with best practices in the United States that we believe better align the interests of our directors with that of our stockholders.

•

Best practice provision II.1.8 of the Dutch Corporate Governance Code provides that an executive director may not be a member of the supervisory board (or similar non-executive position) of more than two listed companies in addition to being an executive director of the company for which he serves as an executive director. Our corporate governance guidelines allow our executive director to serve on additional boards as a non-executive member where appropriate under the circumstances and where approved in advance by our nomination and corporate governance committee. Currently, Mr. Calhoun, our only executive director, is a board member of three other listed companies.

•

Best practice provisions III.5.6 and III.5.11 of the Dutch Corporate Governance Code provide that neither the audit committee nor the compensation committee may be chaired by the chairman of our board of directors or by a former executive director of the Company. There is no prohibition in our corporate governance guidelines or other governing documents that would prevent the chairman of our board of directors from also serving as the chairman of one of these committees if the board of directors deemed it appropriate under the circumstances. As of the date of this prospectus, however, we were in compliance with these best practice provisions of the Dutch Code.

•

Best practice provisions III.3.5 and III.3.6 of the Dutch Corporate Governance Code provide that directors should be appointed for no more than three four-year terms and that the board of directors shall draw up a retirement schedule in order to avoid, as far as possible, a situation in which many non- executive directors retire at the same time. We do not believe in term limits for directors because they would deprive our board of directors of the service of directors who have developed, through valuable experience over time, an increasing insight into the Company and its operations. Consistent with the standards of corporate governance in the United States, directors are instead appointed to one-year terms, without limit to the number of terms a director may serve.

General Meeting of Stockholders: Procedures, Admission and Voting Rights

General meetings of our stockholders are held in the Netherlands. A general meeting of our stockholders shall be held once a year within the periods required under Dutch law and the NYSE listing rules to convene a general meeting of stockholders. Extraordinary general meetings of stockholders may be held as frequently as they are called by the board of directors, or whenever one or more stockholders collectively representing at least ten percent of our issued capital so request the board of directors in writing and submit the necessary court petition. Public notice of a general meeting of stockholders or an extraordinary meeting of stockholders must be given by the board of directors in accordance with Dutch law and the regulations of NYSE, where our common stock is officially listed, and the rules and regulations of the SEC.

Shareholders who alone or jointly represent not less than 1% of our issued capital, or whose shares represent a value of at least €50 million, may make a request to our board in writing to place a matter on the agenda for a general meeting of shareholders, provided that such request is accompanied by reasons and provided further that we receive such reasoned request or proposal for a resolution to be taken, at least 60 days prior to the date of such general meeting of shareholders. The board may decide not to place any such proposal on the agenda of a general meeting of shareholders if the request by the relevant shareholders is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

All stockholders are entitled to attend the general meetings of stockholders, to address the general meeting of stockholders and to vote, either in person or by appointing a proxy to act for them. The same applies to every pledge and usufructuary who holds voting rights on our shares. Our board of directors may determine that, in order to exercise the right to attend the general meetings of stockholders, to address the general meeting of stockholders and/or to vote at the general meetings of stockholders, stockholders must notify the Company in writing through the Company’s transfer agent of their intention to do so, no later than on the day and at the place mentioned in the notice convening the meeting.

Our board may determine that stockholders may attend and address the general meeting, participate in the deliberations and exercise voting rights electronically, and the board may set reasonable conditions for the use of such electronic means of communication.

Each share of common stock confers the right to cast one vote at the general meeting of stockholders. Blank votes and invalid votes shall be regarded as not having been cast. Resolutions proposed to the general meeting of stockholders by the board of directors are adopted by a simple majority of votes cast, unless another majority of votes or quorum is required by virtue of Dutch law or our articles of association.

Meetings of holders of shares of a particular class or classes are held as frequently and whenever such meeting is required by virtue of any statutory regulation or any regulation in our articles of association. Such meeting may be convened by the board of directors.

Stockholder Suits

Generally, only a company can bring a civil action against a third party against whom such company alleges wrongdoing, including the directors and officers of such company. A stockholder will have an individual right of action against such a third party only if the tortious act also constitutes a tortious act directly against such stockholder. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement which provides for monetary compensation for damages. The Dutch Enterprise Chamber may declare the settlement agreement binding upon all the injured parties with an opt-out choice for individual injured parties which can be exercised, within a period of no less than three months as set by the Dutch Enterprise Chamber.

Stockholder Vote on Certain Major Transactions

Under Dutch law, the approval of our general meeting of stockholders by ordinary majority of those present or validly represented is required for any significant change in the identity or nature of our company or business, including in the case of (i) a transfer of all or substantially all of our business to a third party, (ii) the entry into or termination by us or one of our subsidiaries of a significant long-term cooperation with another entity, or (iii) the acquisition or divestment by us or one of our subsidiaries of a participating interest in the capital of a company having a value of at least one-third of the amount of our assets, as stated in our consolidated balance sheet in our latest adopted annual accounts.

Amendment of the Articles of Association

The articles of association may only be amended by our stockholders at the general meeting of stockholders at the proposal of the board of directors. A proposal to amend the articles of association whereby any change would be made in the rights of the holders of shares of a specific class in their capacity as such requires the prior approval of the meeting of holders of the shares of that specific class.

Dissolution, Merger/Demerger

The Company may be dissolved only by the stockholders at a general meeting of stockholders, upon the proposal of the board of directors.

The liquidation of the Company may be carried out by the board of directors, if and to the extent the stockholders have not appointed one or more liquidators at the general meeting of stockholders. The remuneration of the liquidators, if any, will be determined by the general meeting of stockholders.

Under Dutch law, a resolution to merge or demerge must be adopted in the same manner as a resolution to amend the articles of association. The general meeting of stockholders may upon the proposal of the board of directors resolve to merge or demerge by a simple majority of votes cast. If less than half of the issued share capital is present or represented at the general meeting of stockholders, a two-thirds majority vote is required.

Squeeze-out

In accordance with Dutch law, a stockholder who (together with members of its group, as such term is defined under Dutch law) for its own account holds at least 95% of a company’s issued capital may institute proceedings against the company’s other stockholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Dutch Enterprise Chamber and are instituted by means of a writ of summons served upon the minority stockholders in accordance with the provisions of the Dutch Civil Code. The Dutch Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority stockholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Dutch Enterprise Chamber on the value of the shares. Once the order to transfer has become final, the acquiror must give written notice of the price, and the date on which and the place where the price is payable to the minority stockholders whose addresses are known to it. Unless all addresses are known to the acquiror, it will also publish the same in a Dutch daily newspaper with nationwide distribution in the Netherlands.

Dutch Financial Reporting Supervision Act and Dutch Market Abuse Regulation

Pursuant to the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, the “AFM”) supervises the application of financial reporting standards by companies whose statutory seat is in the Netherlands and whose securities are listed on a regulated Dutch or foreign stock exchange. Under the FRSA, the AFM has an independent right to: (i) request an explanation from listed companies to which the FRSA applies regarding their application of financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that their financial reporting meets the applicable standards; and (ii) recommend to such companies the publication of further explanations. If a listed company to which the FRSA applies does not comply with such a request or recommendation, the AFM may request that the Dutch Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) order the company to: (i) prepare its financial reports in accordance with the enterprise chamber’s instructions; and (ii) provide an explanation of the way it has applied financial reporting standards to its financial reports.

The Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”) also provides for specific rules intended to prevent market abuse, such as insider trading, tipping and market manipulation. The Company is subject to the Dutch insider trading prohibition (in particular, if it trades in its own shares or in financial instruments the value of which is (co)determined by the value of the shares), the Dutch tipping prohibition and the Dutch prohibition on market manipulation. The Dutch prohibition on market manipulation may mean that certain restrictions apply to the ability of the Company to buy-back its shares. In certain circumstances, the Company’s investors can also be subject to the Dutch market abuse rules.

Pursuant to the FMSA rules on market abuse, members of the board of directors (including non-executive or supervisory directors) and any other person who have (co)managerial responsibilities in respect of the Company or who have the authority to make decisions affecting the Company’s future developments and business prospects and who may have regular access to inside information relating, directly or indirectly, to the Company, must notify the AFM of all transactions with respect to the shares or in financial instruments the value of which is (co)determined by the value of the shares, conducted for their own account.

In addition, certain persons closely associated with members of the board of directors or any of the other persons as described above and designated by the FMSA Decree on Market Abuse (Besluit Marktmisbruik Wft) must also notify the AFM of any transactions conducted for their own account relating to the shares or in financial instruments the value of which is (co)determined by the value of the shares. The FMSA Decree on Market Abuse covers the following categories of persons: (i) the spouse or any partner considered by national law as equivalent to the spouse, (ii) dependent children, (iii) other relatives who have shared the same household for at least one year at the relevant transaction date, and (iv) any legal person, trust or partnership whose, among other things, managerial responsibilities are discharged by a person referred to under (i), (ii) or (iii) above or by the relevant member of the board of directors or other person with any authority in respect of the Company as described above.

These notifications must be made by means of a standard form and by no later than the fifth business day following the transaction date. The notification may be postponed until the moment that the value of the transactions performed for that person’s own account, together with the transactions carried out by the persons closely associated with that person, reach or exceed an amount of €5,000 in the calendar year in question.

The AFM keeps a public register of all notification under the FMSA on its website (www.afm.nl). The information contained on, or accessible from, this website is not a part of this prospectus. Third parties can request to be notified automatically by e-mail of changes to this public register kept by the AFM.

Pursuant to the rules on market abuse, we have adopted an internal insider trading regulation policy. This policy provides for, among other things, rules on the possession of and transactions by members of the board of directors and employees in the shares or in financial instruments the value of which is (co)determined by the value of the shares.

Limitation on Directors’ Liability and Indemnification

Unless prohibited by law in a particular circumstance, our articles of association require us to reimburse the officers and members of the board of directors and the former officers and members of the board of directors for damages and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, we are not obligated to provide indemnification (i) if a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, (ii) for any action initiated by the indemnitee, other than actions brought to establish a right to indemnification or the advancement of expenses or actions authorized by the board of directors or (iii) for any expenses incurred by an indemnitee with respect to any action instituted by the indemnitee to interpret the indemnification provisions, unless the indemnitee is successful or the court finds that indemnitee is entitled to indemnification. We have entered into indemnification agreements with the members of the board of directors and our officers to provide for further details on these matters. We have purchased directors’ and officers’ liability insurance for the members of the board of directors and certain other officers.

At present, there is no pending litigation or proceeding involving any member of the board of directors, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of the board of directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NYSE under the symbol “NLSN.”

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings with make with the SEC which are incorporated into this prospectus by reference.

PLAN OF DISTRIBUTION

We and/or the selling stockholders, if applicable, may sell the common stock covered by this prospectus in any of the following ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each time that we sell common stock covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such common stock, including:

•	the name or names of any underwriters, dealers or agents and the amounts of common stock underwritten or purchased by each of them;

•

the offering price of the common stock and the proceeds to us and/or the selling stockholders, if applicable, and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers; and

•	any options under which underwriters may purchase additional common stock from us and/or any selling stockholder.

Any offering price and any discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

We and/or the selling stockholders, if applicable, may distribute the common stock from time to time in one or more transactions:

•	at a fixed price or at prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Underwriters, dealers or any other third parties described above may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the common stock if they purchase any of the common stock (other than any common stock purchased upon exercise of any over-allotment option), unless otherwise specified in the prospectus supplement. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

We and/or the selling stockholders, if applicable, may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any underwriters, broker-dealers and agents that participate in the distribution of the common stock may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the common stock, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

Each underwriter, dealer and agent participating in the distribution of any offered common stock that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered common stock in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered common stock may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Underwriters or agents may purchase and sell the common stock in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids.

Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the common stock in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the common stock are traded, in the over-the-counter market or otherwise.

In compliance with the guidelines of the Financial Industry Regulatory Authority, which we refer to as FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of common stock will be significantly less than this amount.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

There can be no assurance that we will sell all or any of the common stock offered by this prospectus.

Agents, dealers and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, the validity of any common stock that may be offered by this prospectus will be passed upon for us by Clifford Chance LLP, Droogbak, Amsterdam.

EXPERTS

The consolidated financial statements of Nielsen Holdings N.V. appearing in Nielsen Holdings N.V.’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein), and the effectiveness of Nielsen Holdings N.V.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Nielsen Holdings N.V. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and information that we file in the future with the SEC will automatically update and supersede, as appropriate, this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus from their respective filing dates so long as the registration statement of which this prospectus is a part remains effective:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Our Current Report on Form 8-K filed with the SEC on February 6, 2012; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 20, 2011, including any subsequent amendment or any report filed for the purpose of updating such description.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may request a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:

Nielsen Holdings N.V.

Attn: Chief Legal Officer

770 Broadway

New York, New York 10003

(646) 654-4602

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, as well as our common stock, we refer you to the registration statement and to its exhibits and schedules.

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

We also make available, free of charge, through the investor relations portion of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A (and any amendments to those forms) as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website address is www.nielsen.com. Please note that our website address is provided in this prospectus as an inactive textual reference only. The information found on or accessible through our website is not part of this prospectus or any prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

30,000,000 Shares

Nielsen Holdings N.V.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch	Credit Suisse